Exhibit J

IRREVOCABLE PROXY

The undersigned stockholder (as of March 30, 2022, the record date for the Annual Meeting) of Callon Petroleum Company (the “Company”), a Delaware corporation, in accordance with Section 212(b) of the General Corporation Law of the State of Delaware, hereby irrevocably (to the fullest extent permitted by applicable law) authorizes Michol L. Ecklund, the Senior Vice President, General Counsel and Corporate Secretary of the Company, as its sole and exclusive attorney-in-fact and proxy (the “Proxy”), with full power of substitution and resubstitution, on behalf of and in the name of the undersigned stockholder, to vote and exercise all voting and related rights (to the full extent that the undersigned stockholder is entitled to do so), at the annual meeting of stockholders of the Company scheduled to be held on May 25, 2022 (together with any adjournment or postponement thereof, the “Annual Meeting”), with respect to 314,373 shares of the Company’s capital stock that the undersigned owns of record as of March 30, 2022, the record date for the Annual Meeting (as may be adjusted from time to time for stock splits or combinations, stock dividends, reclassification or the like from the date hereof), in the Proxy’s sole and absolute discretion. The undersigned hereby ratifies and confirms all that said Proxy, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Upon the undersigned stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned stockholder with respect to the 314,373 shares of the Company’s capital stock that the undersigned owns of record as of the record date are hereby revoked and terminated, and the undersigned stockholder agrees not to grant any subsequent proxies with respect to the 314,373 shares of the Company’s capital stock that the undersigned owns of record as of the record date.

This proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest sufficient in law to support an irrevocable power, and shall terminate, and be of no further force and effect, automatically upon the final adjournment of the Annual Meeting. This proxy shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws. Any term or provision of this Proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the undersigned stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the undersigned stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Any obligation of the undersigned stockholder hereunder shall be binding upon the successors and assigns of the stockholder.

IN WITNESS WHEREOF, the undersigned stockholder has signed this proxy on the date appearing next to the undersigned’s name.

Dated: April 19, 2022

BPP ENERGY PARTNERS LLC

By:	/s/ Michael Christopher Doyle
Name:	Michael Christopher Doyle
Title:	President and Chief Executive Officer

[Signature page to Irrevocable Proxy]